[Global Axcess Corp Graphic Omitted]

          Global Axcess Corp Provides Update for 2005 Financial Filing

PONTE VEDRA, Fla., April 18, 2006 /PRNewswire-FirstCall/ -- Global Axcess Corp (OTC Bulletin Board: GAXC - News), an independent provider of ATM solutions, today announced that it is changing its guidance with respect to the release of its 2005 audited financials and has not been able to finalize the filing of their audited results on or before April 14, 2006.

Global Axcess still anticipates revenue of approximately $19.5 million for the last fiscal year, however the Company is expected to incur a net loss for the year ended December 31, 2005. The Company originally projected that its net income would be between $0.1 million and a net loss of $0.1 million. The Company anticipates income from continuing operations to be lower than previously announced of $0.7 million for 2005. It anticipates a provision for income tax benefit to be lower than previously announced of $0.1 million. The Company also stated that it had changed to a positive current ratio in 2005, and currently anticipates it will be less than one-to-one.


Management, the Audit Committee, and the Company's Auditors are all working together to finalize and file the 2005 financial results as soon as possible. The Company will provide updates to the public as they become available.

About Global Axcess Corp

Headquartered in Ponte Vedra Beach, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as one of the nation's leading network-based electronic commerce and transaction processing companies. Through its wholly owned subsidiary, Nationwide Money Services, Inc., the Company provides turnkey ATM management solutions that include cash, project and account management services. NMS currently owns and operates over 5,000 ATMs in its national network spanning 42 states and provides proprietary ATM branding and processing for 80 financial institutions with over 750 branded sites nationwide. EFT Integration, Inc., a wholly owned subsidiary of Global Axcess, provides traditional, certified transaction processing and terminal driving to its valued customers and is developing alternative processing solutions for expanding ATM functionality through web-based products and services. For more information on the Company, please visit http://www.globalaxcess.biz.


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The discussion above contains forward-looking statements that involve risks and uncertainties. All statements regarding future events, our future financial performance and operating results, our business strategy and our financing plans are forward-looking statements. In many cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of such terms and other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from those projected in the forward-looking statements.


Contacts:
Company
-------

Global Axcess Corp
David Fann, 904-395-1146
david.fann@glxs.biz

Or

Investors
---------
Alliance Advisors, LLC
Alan Sheinwald, 914-244-0062
asheinwald@allianceadvisors.net

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